                                                                SEC 1474 (7-96)
PI-201373.01
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           FORM 5                                         U.S. SECURITIES AND EXCHANGE COMMISSION
                                                                   Washington, D.C. 20549
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   Check this box if no                             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
   longer subject to Section      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of
   16.  Form 4 or Form 5                                             the Public Utility
   obligations may continue.         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
   See Instruction 1(b)
   Form 3 Holdings Reported
   Form 4 Transactions
   Reported



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1.  Name and Address of Reporting  2.  Issuer Name and Ticker or Trading Symbol     6.  Relationship of Reporting Person to
Person*                                         Arch Coal, Inc. (ACI)                   Issuer
                                                                                             (Check all applicable)
Sands,    Theodore  D.
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 (Last)     (First)     (Middle)   3.  IRS Identification  4.  Statement for               X Director              10% Owner
                                       Number of Reporting     Month/Year                    Officer (give title    Other (specify
                                       Person if an            December 31, 2000                      below)           below)
   CityPlace One, Suite 300            Entity (Voluntary)
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    (Street)                                               5. If Amendment, Date    7.    Individual or Joint/Group Filing
                                                              of Original               (Check Applicable Line)
                                                             (Month/Year)             X   Form filed by One Reporting Person
                                                                                            Form filed by More than One
St. Louis, Missouri 63141                                                                   Reporting Person
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 (City)     (State)       (Zip)
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                      Table 1 - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.Title of Security    2.Transaction    3.Trans-  4.  Securities Acquired  5.  Amount of Securities    6.Ownership      7. Nature of
                                          action       (A) or Disposed of       Beneficially Owned       Form: Direct     Indirect
                                          Code         (D)                      At the end of Issuer's   (D) or           Beneficial
                                                                                Fiscal Year              Indirect (I)     Ownership
                                                                                (Instr. 3 and 4)         (Instr. 4)       (Instr. 4)

                                                  Amount    (A) or     Price
                                                            (D)
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

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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly. *
If the form is filed by more than one reporting person, see Instruction 4(b)(v).


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FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)

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1.Title of   2. Conver-   3.Trans-  4. Trans-  5. Number    6. Date Exercisable    7.Title and  8. Price of   9. Number of
  Derivative    sion or     action     action     of           and Expiration Date   Amount of     Derivative    Derivative
  Security      Exercise    Date       Code       Derivative   (Month/Day/Year)      Underlying    Security      Securities
  (Instr. 3)    Price of    (Month/    (Instr.    Securities                         Securities    (Inst. 5)     Beneficially
                Derivative  Day/       8)         Acquired                           (Instr. 3                   Owned at
                Security    Year)                 (A) or                              and 4)                     End of
                                                  Disposed                                                        Year
                                                  of (D)                                                          (Instr. 4)
                                                  (Inst. 3,
                                                  4 and 5)
                                                               Date                        Amount
                                                               Exerc- Expiration           or Number
                                                 (A)   (D)     able   Date         Title   Shares
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Phantom Stock    1-for-1     (1)         A       8,859          (2)    (2)         Common   8,859
                                                                                   Stock
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Explanation of Responses:
(1) Acquired on various dates in 2000 pursuant to Arch Coal,  Inc's Director Compensation Plan.
(2) Payable in cash upon termination of the Reporting Person's service on Arch Coal's Board.


                                                       /S/Janet L. Horgan                    February 14, 2001
                                                       **By Janet L. Horgan, As              Date
                                                         Attorney-in-Fact

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

  Note: File three copies of this Form, one of which must be manually signed.  If space is insufficient, see Instruction 6 for procedure.
  Potential  persons  who  are to  respond  to  the  collection  of  information contained in this form are not required to respond  unless the form displays a currently valid OMB Number.